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As filed with the Securities and Exchange Commission on June 17, 1998:
                                                                File No. 333-

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM N-8A

     NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                   THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  Name: FFP NEW HORIZONS FUND, INC.

 Address of Principal Business Office (No. & Street, City, State Zip Code):
           15455 Conway Road, Chesterfield, Missouri,   63017

         Telephone Number (including area code):  (314) 537-1040

                 Name and Address of Agent for Service:

                              Roy M. Henry
                       FFP Advisory Services, Inc.
                            15455 Conway Road
                     Chesterfield, Missouri,   63017
                             (314) 537-1040
                             With Copies to:
      Susan E. Bryant, Esq.                      Robert C. Bright, Esq.
         Bright & Barnes                            Bright & Barnes
      Six Forest Park Drive                      Two Leadership Square
       Post Office Box 444                   211 North Robinson, Suite 810
   Farmington, CT  06034-0444                Oklahoma City, Oklahoma 73102
         (860) 674-0111                             (405) 236-8016
       Fax: (860) 674-0011                        Fax: (405) 232-1660


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES/X/  NO/ /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chesterfield and state of Missouri on the 8th day of June 1998.

SEAL                                /s/ ROY M. HENRY

                                    FFP NEW HORIZONS FUND, INC.

                                    By Roy M. Henry, President and Director

Attest: /s/ BRYAN P. DAVIS

Bryan P. Davis, Secretary